June 24, 2019

John Rice
Chief Executive Officer
Sigma Labs, Inc.
3900 Paseo del Sol
Santa Fe, New Mexico 87507

       Re: Sigma Labs, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed April 1, 2019
           Form 10-Q for Fiscal Quarter Ended March 31, 2019
           Filed May 15, 2019
           File No. 001-38015

Dear Mr. Rice:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction
cc:    Darren Freedman